Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

All of the following subsidiaries of TECO Energy, Inc., are organized under the laws of Florida except as indicated. The following list omits certain subsidiaries pursuant to paragraph (b)(21)(ii) of Regulation S-K Item 601.

Tampa Electric Company

TECO Diversified, Inc.

TECO Gemstone, Inc.

TECO Coal Corporation (a Kentucky corporation)

Gatliff Coal Company (a Kentucky corporation)

Bear Branch Coal Company (a Kentucky corporation)

Rich Mountain Coal Company (a Tennessee corporation)

Clintwood Elkhorn Mining Company (a Kentucky corporation)

Pike-Letcher Land Company (a Kentucky corporation)

Premier Elkhorn Coal Company (a Kentucky corporation)

Perry County Coal Corporation (a Kentucky corporation)

TECO Synfuel Operations, LLC (a Delaware limited liability company)

TECO Synfuel Administration, LLC

TECO Investments, Inc.

TECO EnergySource, Inc.

TECO Wholesale Generation, Inc.

TECO Guatemala, Inc.

TPS Guatemala One, Inc.

TECO Guatemala Holdings, LLC (a Delaware limited liability company)

TECO Guatemala Services, LTD (a Cayman Islands company)

TPS San Jose International, Inc. (a Cayman Islands company)

San Jose Power Holding Company, LTD (a Cayman Islands company)

TPS International Power, Inc. (a Cayman Islands company)

TPS de Ultramar, LTD (a Cayman Islands company)

TPS de Ultramar Guatemala, S.A. (a Guatemalan company)

TECO Pipeline Holding Company, LLC

SeaCoast Gas Transmission, LLC (a Delaware limited liability company)

TECO Consumer Holdings, Inc.

TECO Consumer Ventures, Inc.